Exhibit 3.298
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SACMC, LLC
This Amended and Restated Limited Liability Company Agreement of SACMC, LLC, is entered into by San Angelo Medical, LLC, as the sole member (the “Member”).
WHEREAS, the Member desires to amend and restate the Limited Liability Company Agreement of SACMC, LLC, effective as of November 9, 1998.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:
1. Name. The name of the limited liability company shall be SACMC, LLC (the “Company”).
2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by the Company is carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) and engaging in any and all activities necessary or incidental to the foregoing.
3. Registered Office. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.
4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
5. Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company is set forth in Schedule A attached hereto and shall be listed on the books and records of the Company. The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.
The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.
6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member hereby designates the following persons to serve as managers in the capacity set forth after their names, each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:

James D. Shelton   President
Michael J. Parsons   Senior Vice President and Treasurer
Michael L. Silhol   Vice President and Secretary
John M. Franck II       Vice President
Ronald Lee Grubbs, Jr.       Vice President
R. Milton Johnson       Vice President
The managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act to one or more managers.
7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
10. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
11. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.
12. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.
13. Liability of Member and Managers. Neither the Member nor any manager shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
14. Indemnification. The Company shall indemnify and hold harmless each manager and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

15. Certificate(s) of Interest. Interest in the Company shall be represented by certificate(s) issued by the Company, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code.
16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement on the 29th day of April, 1999.
SAN ANGELO MEDICAL, LLC
By: /s/ John M. Franck II
John M. Franck II
Vice President

SCHEDULE A

		Limited
		Liability
		Company
Member and Business Address	Capital Contribution	Interest
San Angelo Medical, LLC One Park Plaza Nashville, Tennessee 37203 Attn: John M. Franck II	The assets contributed to the Company as set forth in a Bill of Sale and Assignment, effective as of the Effective Time (as defined therein), between the Member and the Company.	100%